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                           Amendment to Common Stock
                          Purchase Warrant Agreement
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     This Amendment (the "Amendment") to the Common Stock Purchase Warrant
Agreement (the "Warrant Agreement") is made as of February 9, 2000 between Tice Technology, Inc. (the "Company") and Reliance Trust Company (the "Warrant Agent"), the successor warrant agent to Mid-America Bank of Louisville and Trust Company.

     WHEREAS, the Company has determined to extend the expiration date of the Common Stock Purchase Warrants (the "Warrants") issued pursuant to the Warrant Agreement on August 1, 1997; and

     WHEREAS, in connection with such extension, the parties amend the Warrant Agreement as provided herein;

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

     1. In connection with the amendment of this Warrant Agreement, the Company shall notify the holders of the Warrants of the extension of the expiration date and may prepare new certificates representing the Warrants reflecting the extension of the expiration date. The Warrant Agent shall distribute the notice and, if prepared, such revised certificates to the holders of record of the Warrants and the Company shall pay the Warrant Agent the agreed upon price for such services.

     2.   Section 2.02 of the Agreement is amended to read as follows:

               2.02. Duration of Warrants. Warrants may be exercised only on or before July 31, 2001 (the "Expiration Date"). Notwithstanding the foregoing, if notice has been given as provided in Article III hereof in connection with the liquidation, dissolution or winding up of the Company, the Warrants shall expire at the close of business on the third full business day before the date specified in the notice as the record date for determining holders of stock entitled to receive any distribution upon the liquidation, dissolution or winding up; provided, however, that such date is at least 5 business days after the date of the notice.

     3. The addresses to which notice should be given in Section 7.04 are hereby changed as follows:

          To the Company:                Tice Technology, Inc.
                                         1808-B North Cherry Street
                                         Knoxville, Tennessee 37917
                                         Attn.: President
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          To the Warrant Agent:          Reliance Trust Company
                                         3384 Peachtree Road, Suite 900
                                         Atlanta, Georgia 30326-1106
                                         Attn.: Donald McKinney

     4. All references to the Warrant Agent and its location shall be changed to Reliance Trust Company in Atlanta, Georgia.

     5. All other provisions of the Warrant Agreement shall remain the same and in full force and effect.

     WITNESS the signatures of the parties to this Amendment as of the date first above written.


Tice Technology, Inc.                           Reliance Trust Company


By:      /s/Charles R. West                     By:      /s/Donald L. McKinney
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Title:   President and CEO                      Title:   Senior Vice President
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